Exhibit 99.1

News Release
FIS Reports Second Quarter 2021 Results
•Accelerated revenue growth in all operating segments, including Merchant to 45%, Banking to 8%, and Capital Markets to 6% as compared to the prior year period
•Increases full-year 2021 revenue guidance by $250 million to $13.9-$14.0 billion in order to reflect new sales and a growing backlog of revenue under contract during the second quarter
•Raises year-end 2021 revenue synergy target by $100 million to approximately $700 million on an annual run-rate basis, in order to reflect strong cross-selling performance during the second quarter

JACKSONVILLE Fla., August 3, 2021 - FIS™ (NYSE:FIS), a global leader in financial services technology, today reported its second quarter 2021 results.

“FIS delivered an exceptional quarter,” said Gary Norcross, FIS chairman and chief executive officer. “Our transformation has created strong demand with our clients. Even as the world slowed, we continued to invest in our talent and our cloud-native solutions portfolio, creating a significant pipeline with our clients and prospects. With strong new sales and our largest revenue synergy quarter to-date, we are raising our guidance for the second time this year.”

Second Quarter 2021
As compared to the prior year period, revenue grew by more than $500 million, or 17%, to approximately $3.5 billion. Revenue growth accelerated across all three operating segments, including Merchant to 45%, Banking to 8%, and Capital Markets to 6%. Net earnings attributable to common stockholders was $341 million or $0.55 per diluted share.

Organic revenue growth, which reflects the impact of foreign currency exchange fluctuation (FX), was 16%. Adjusted EBITDA margin expanded by 460 basis points (bps) over the prior year period to 43.7%, primarily reflecting high contribution margins of revenue growth as well as ongoing revenue and expense synergies. Adjusted net earnings and adjusted net earnings per share each increased by 40% to approximately $1 billion or $1.61 per diluted share, respectively.

($ millions, except per share data, unaudited)	Three Months Ended June 30,
			%	Organic
	2021	2020	Change	Growth[1]
Revenue	$3,475	$2,962	17%	16%
Merchant Solutions	1,177	812	45%	41%
Banking Solutions	1,578	1,462	8%	7%
Capital Market Solutions	630	593	6%	4%
Corporate and Other	90	95	(5)%
Adjusted EBITDA	$1,520	$1,157	31%
Adjusted EBITDA Margin	43.7%	39.1%	460 bps
Net earnings attributable to FIS common stockholders (GAAP)	$341	$19	*
Diluted EPS (GAAP)	$0.55	$0.03	*
Adjusted net earnings	$1,004	$718	40%
Adjusted EPS	$1.61	$1.15	40%
* Indicates comparison not meaningful
1 Organic growth adjusts for the impact of foreign currency fluctuation (FX) as there was no M&A impact during the second quarter

Operating Segment Information
• Merchant Solutions:
As compared to the prior year period, revenue grew by nearly $400 million, or 45%, to approximately $1.2 billion, which includes 31% eCommerce revenue growth. On an organic basis, which reflects the impact of FX, revenue increased 41%. Adjusted EBITDA margin expanded 910 basis points over the prior year period to 50%, primarily reflecting high contribution margins from new revenue as well as ongoing synergies.

As compared to the prior period in 2019, Merchant revenue grew 9% during the second quarter, including 12% growth in the U.S., proforma for the Worldpay acquisition. We expect Merchant revenue growth to further accelerate into the mid-to-high teens in the second half of the year as compared to the 2019 periods on a proforma basis, primarily driven by continued recovery in International revenue and discretionary verticals, like Travel & Airlines.

• Banking Solutions:
As compared to the prior year period, revenue grew by more than $100 million, or 8%, to approximately $1.6 billion. Banking’s strong second quarter performance is primarily due to strong new sales execution and a growing backlog of revenue under contract. On an organic basis, which reflects the impact of FX, revenue increased 7%. Adjusted EBITDA margin expanded 410 basis points over the prior year period to 46%, primarily reflecting high contribution margins from new revenue as well as ongoing synergies.

• Capital Market Solutions:
As compared to the prior year period, revenue grew by nearly $40 million, or 6%, to $630 million. Capital Market’s strong second quarter performance is primarily due to robust new sales of our end-to-end SAAS solutions. On an organic basis, which reflects the impact of FX, revenue increased 4%. Adjusted EBITDA margin expanded 100 basis points over the prior year period to 46%, primarily reflecting high contribution margins from new revenue.

Integration Update
The Company achieved synergies related to the Worldpay acquisition, exiting the second quarter of 2021 as follows:

•Revenue synergies of approximately $450 million on an annual run-rate basis, including strong cross-selling wins spanning the Premium Payback loyalty network, digital banking, issuer, core software and data wins.

•Reflecting strong attainment of revenue synergies to date, the Company increased its 2021 revenue synergy target. Annual run-rate revenue synergies are expected to be approximately $700 million exiting 2021, an increase of $100 million above the previous target of $600 million.

•Cost synergies of approximately $850 million, including approximately $450 million of operating expense synergies. Annual run-rate cost synergies are expected to be approximately $900 million exiting 2021, including operating expense synergies of approximately $500 million.

Balance Sheet and Cash Flows
As of June 30, 2021, debt outstanding totaled $19.4 billion. Second quarter net cash provided by operating activities was $1.0 billion, and free cash flow was $1.0 billion.

FIS paid dividends of $242 million and repurchased approximately 2.7 million shares during the quarter for $400 million.

Third Quarter and Full-Year 2021 GAAP Guidance

($ millions, except share data)	3Q 2021	FY 2021
Revenue	$3,490 - $3,520	$13,900 - $14,000
Diluted EPS	$0.40 - $0.50	$1.20 - $1.45
Third Quarter and Full-Year 2021 Non-GAAP Guidance

($ millions, except share data)	3Q 2021	FY 2021
Revenue (GAAP)	$3,490 - $3,520	$13,900 - $14,000
Adjusted EPS	$1.66 - $1.69	$6.45 - $6.60
COVID-19 Update

We have continued to prioritize investments in solutions and services that help address the needs of our clients throughout the ongoing global pandemic in order to increase the Company’s potential to accelerate revenue growth. During the second quarter, the Company’s revenue growth continued to accelerate across all three operating segments as COVID-19’s impact on our financial results lessened due to the gradual opening of markets.

Webcast
FIS will sponsor a live webcast of its earnings conference call with the investment community beginning at 8:30 a.m. (EDT) Tuesday, August 3, 2021. To access the webcast, go to the Investor Relations section of FIS’ homepage, www.fisglobal.com. A replay will be available after the conclusion of the live webcast.

About FIS
FIS is a leading provider of technology solutions for merchants, banks and capital markets firms globally. Our employees are dedicated to advancing the way the world pays, banks and invests by applying our scale, deep expertise and data-driven insights. We help our clients use technology in innovative ways to solve business-critical challenges and deliver superior experiences for their customers. Headquartered in Jacksonville, Florida, FIS is a Fortune 500® company and is a member of Standard & Poor’s 500® Index.

To learn more, visit www.fisglobal.com. Follow FIS on Facebook, LinkedIn and Twitter (@FISGlobal).

FIS Use of Non-GAAP Financial Information
Generally Accepted Accounting Principles (GAAP) is the term used to refer to the standard framework of guidelines for financial accounting in the United States. GAAP includes the standards, conventions, and rules accountants follow in recording and summarizing transactions and in the preparation of financial statements. In addition to reporting financial results in accordance with GAAP, we have provided certain non-GAAP financial measures.

These non-GAAP measures include constant currency revenue, organic revenue growth, adjusted EBITDA, adjusted EBITDA margin, adjusted net earnings, adjusted EPS, and free cash flow. These non-GAAP measures may be used in this release and/or in the attached supplemental financial information.

We believe these non-GAAP measures help investors better understand the underlying fundamentals of our business. As further described below, the non-GAAP revenue and earnings measures presented eliminate items management believes are not indicative of FIS’ operating performance. The constant currency and organic revenue growth measures adjust for the effects of exchange rate fluctuations, while organic revenue growth also adjusts for acquisitions and divestitures and excludes revenue from Corporate and Other, giving investors further insight into our performance. Finally, free cash flow provides further information about the ability of our business to generate cash. For these reasons, management also uses these non-GAAP measures in its assessment and management of FIS’ performance.

As described below, our Adjusted EBITDA and Adjusted Net Earnings measures also exclude incremental and direct costs resulting from the COVID-19 pandemic. Management believes that this adjustment may help investors understand the longer-term fundamentals of our underlying business.

Constant currency revenue represents reported operating segment revenue excluding the impact of fluctuations in foreign currency exchange rates in the current period.

Organic revenue growth is constant currency revenue, as defined above, for the current period compared to an adjusted revenue base for the prior period, which is adjusted to add pre-acquisition revenue of acquired businesses for a portion of the prior year matching the portion of the current year for which the business was owned, and subtract pre-divestiture revenue for divested businesses for the portion of the prior year matching the portion of the current year for which the business was not owned, for any acquisitions or divestitures by FIS. When referring to organic revenue growth, revenues from our Corporate and Other segment, which is comprised of revenue from non-strategic businesses, are excluded.

Adjusted EBITDA reflects net earnings before interest, other income (expense), taxes, equity method investment earnings (loss), and depreciation and amortization, and excludes certain costs and other transactions that management deems non-operational in nature, the removal of which improves comparability of operating results across reporting periods. It also excludes incremental and direct costs resulting from the COVID-19 pandemic. This measure is reported to the chief operating decision maker for purposes of making decisions about allocating resources to the segments and assessing their performance. For this reason, adjusted EBITDA, as it relates to our segments, is presented in conformity with Accounting Standards Codification 280, Segment Reporting, and is excluded from the definition of non-GAAP financial measures under the Securities and Exchange Commission's Regulation G and Item 10(e) of Regulation S-K.

Adjusted EBITDA margin reflects adjusted EBITDA, as defined above, divided by revenue.

Adjusted net earnings excludes the impact of certain costs and other transactions which management deems non-operational in nature, the removal of which improves comparability of operating results across reporting periods. It also excludes the impact of acquisition-related purchase accounting amortization and equity method investment earnings (loss), both of which are recurring. It also excludes incremental and direct costs resulting from the COVID-19 pandemic.

Adjusted EPS reflects adjusted net earnings, as defined above, divided by weighted average diluted shares outstanding.

Free cash flow reflects net cash provided by operating activities, adjusted for the net change in settlement assets and obligations and excluding certain transactions that are closely associated with non-operating activities or are otherwise non-operational in nature and not indicative of future operating cash flows, including incremental and direct costs resulting from the COVID-19 pandemic, less capital expenditures excluding capital expenditures related to the Company’s new headquarters. Free cash flow does not represent our residual cash flow available for discretionary expenditures, since we have mandatory debt service requirements and other non-discretionary expenditures that are not deducted from the measure.

Any non-GAAP measures should be considered in context with the GAAP financial presentation and should not be considered in isolation or as a substitute for GAAP measures. Further, FIS’ non-GAAP measures may be calculated differently from similarly titled measures of other companies. Reconciliations of these non-GAAP measures to related GAAP measures, including footnotes describing the specific adjustments, are provided in the attached schedules and in the Investor Relations section of the FIS website, www.fisglobal.com.

Forward-Looking Statements
This earnings release and today’s webcast contain “forward-looking statements” within the meaning of the U.S. federal securities laws. Statements that are not historical facts, including statements about anticipated financial outcomes, including any earnings guidance or projections of the Company, projected revenue or expense synergies, business and market conditions, outlook, foreign currency exchange rates, deleveraging plans, expected dividends and share repurchases, the Company’s sales pipeline and anticipated profitability and growth, as well as other statements about our expectations, beliefs, intentions, or strategies regarding the future, or other characterizations of future events or circumstances, are forward-looking statements. These statements relate to future events and our future results and involve a number of risks and uncertainties. Forward-looking statements are based on management’s beliefs as well as assumptions made by, and information currently available to, management.

Actual results, performance or achievement could differ materially from those contained in these forward-looking statements. The risks and uncertainties to which forward-looking statements are subject include the following, without limitation:

•the outbreak or recurrence of the novel coronavirus (“COVID-19”) and measures to reduce its spread, including the impact of governmental or voluntary actions such as business shutdowns and stay-at-home orders in certain geographies;
•the duration, including any recurrence, of the COVID-19 pandemic and its impacts, including reductions in consumer and business spending, and instability of the financial markets in heavily impacted areas across the globe;
•the economic and other impacts of COVID-19 on our clients which affect the sales of our solutions and services and the implementation of such solutions;
•the risk of losses in the event of defaults by merchants (or other parties) to which we extend credit in our card settlement operations or in respect of any chargeback liability, either of which could adversely impact liquidity and results of operations;
•changes in general economic, business and political conditions, including those resulting from COVID-19 or other pandemics, intensified international hostilities, acts of terrorism, changes in either or both the United States and international lending, capital and financial markets and currency fluctuations;
•the risk that the Worldpay transaction will not provide the expected benefits or that we will not be able to achieve the revenue synergies anticipated;
•the risk that other acquired businesses will not be integrated successfully or that the integration will be more costly or more time-consuming and complex than anticipated;
•the risk that cost savings and other synergies anticipated to be realized from other acquisitions may not be fully realized or may take longer to realize than expected;
•the risks of doing business internationally;

•the effect of legislative initiatives or proposals, statutory changes, governmental or other applicable regulations and/or changes in industry requirements, including privacy and cybersecurity laws and regulations;
•the risks of reduction in revenue from the elimination of existing and potential customers due to consolidation in, or new laws or regulations affecting, the banking, retail and financial services industries or due to financial failures or other setbacks suffered by firms in those industries;
•changes in the growth rates of the markets for our solutions;
•failures to adapt our solutions to changes in technology or in the marketplace;
•internal or external security breaches of our systems, including those relating to unauthorized access, theft, corruption or loss of personal information and computer viruses and other malware affecting our software or platforms, and the reactions of customers, card associations, government regulators and others to any such events;
•the risk that implementation of software, including software updates, for customers or at customer locations or employee error in monitoring our software and platforms may result in the corruption or loss of data or customer information, interruption of business operations, outages, exposure to liability claims or loss of customers;
•the reaction of current and potential customers to communications from us or regulators regarding information security, risk management, internal audit or other matters;
•the risk that policies and resulting actions of the current administration in the U.S. may result in additional regulations and executive orders, as well as additional regulatory and tax costs;
•competitive pressures on pricing related to the decreasing number of community banks in the U.S., the development of new disruptive technologies competing with one or more of our solutions, increasing presence of international competitors in the U.S. market and the entry into the market by global banks and global companies with respect to certain competitive solutions, each of which may have the impact of unbundling individual solutions from a comprehensive suite of solutions we provide to many of our customers;
•the failure to innovate in order to keep up with new emerging technologies, which could impact our solutions and our ability to attract new, or retain existing, customers;
•an operational or natural disaster at one of our major operations centers;
•failure to comply with applicable requirements of payment networks or changes in those requirements;
•fraud by merchants or bad actors; and
•other risks detailed in the “Risk Factors” and other sections of our Annual Report on Form 10-K for the fiscal year ended December 31, 2020, in our quarterly reports on Form 10-Q and in our other filings with the Securities and Exchange Commission.

Other unknown or unpredictable factors also could have a material adverse effect on our business, financial condition, results of operations and prospects. Accordingly, readers should not place undue reliance on these forward-looking statements. These forward-looking statements are inherently subject to uncertainties, risks and changes in circumstances that are difficult to predict. Except as required by applicable law or regulation, we do not undertake (and expressly disclaim) any obligation and do not intend to publicly update or review any of these forward-looking statements, whether as a result of new information, future events or otherwise.

For More Information

Ellyn Raftery, 904.438.6083	Nathan Rozof, CFA, 904.438.6918
Chief Marketing Officer	Executive Vice President
FIS Global Marketing and Corporate Communications	FIS Corporate Finance and Investor Relations
Ellyn.Raftery@fisglobal.com	Nathan.Rozof@fisglobal.com

Fidelity National Information Services, Inc.
Earnings Release Supplemental Financial Information
August 3, 2021

Exhibit A    Condensed Consolidated Statements of Earnings (Loss) - Unaudited for the three and six months ended June 30, 2021 and 2020

Exhibit B    Condensed Consolidated Balance Sheets - Unaudited as of June 30, 2021 and December 31, 2020

Exhibit C    Condensed Consolidated Statements of Cash Flows - Unaudited for the six months ended June 30, 2021 and 2020

Exhibit D    Supplemental Non-GAAP Financial Information - Unaudited for the three and six months ended June 30, 2021 and 2020

Exhibit E    Supplemental GAAP to Non-GAAP Reconciliations - Unaudited for the three and six months ended June 30, 2021 and 2020

Exhibit F    Supplemental GAAP to Non-GAAP Reconciliations on Guidance - Unaudited for the three months ended September 30, 2021 and year ended December 31, 2021

FIDELITY NATIONAL INFORMATION SERVICES, INC.
CONDENSED CONSOLIDATED STATEMENTS OF EARNINGS (LOSS)— UNAUDITED
(In millions, except per share amounts)
Exhibit A

	Three months ended June 30,		Six months ended June 30,
	2021	2020	2021	2020
Revenue	$3,475	$2,962	$6,699	$6,039
Cost of revenue	2,135	2,046	4,253	4,134
Gross profit	1,340	916	2,446	1,905
Selling, general, and administrative expenses	977	870	1,983	1,751
Operating income	363	46	463	154
Other income (expense):
Interest expense, net	(48)	(88)	(122)	(167)
Other income (expense), net	324	74	(170)	34
Total other income (expense), net	276	(14)	(292)	(133)
Earnings before income taxes and equity method investment earnings (loss)	639	32	171	21
Provision (benefit) for income taxes	302	4	205	(27)
Equity method investment earnings (loss)	5	(7)	6	(8)
Net earnings (loss)	342	21	(28)	40
Net (earnings) loss attributable to noncontrolling interest	(1)	(2)	(4)	(5)
Net earnings (loss) attributable to FIS common stockholders	$341	$19	$(32)	$35

Net earnings (loss) per share-basic attributable to FIS common stockholders	$0.55	$0.03	$(0.05)	$0.06
Weighted average shares outstanding-basic	619	618	620	617
Net earnings (loss) per share-diluted attributable to FIS common stockholders	$0.55	$0.03	$(0.05)	$0.06
Weighted average shares outstanding-diluted	624	625	620	625

FIDELITY NATIONAL INFORMATION SERVICES, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS — UNAUDITED
(In millions, except per share amounts)

		Exhibit B

	June 30, 2021	December 31, 2020
ASSETS
Current assets:
Cash and cash equivalents	$1,301	$1,959
Settlement deposits and merchant float	3,005	3,252
Trade receivables, net	3,466	3,314
Settlement receivables	729	662
Other receivables	380	317
Prepaid expenses and other current assets	557	394
Total current assets	9,438	9,898
Property and equipment, net	864	887
Goodwill	53,191	53,268
Intangible assets, net	12,758	13,928
Software, net	3,398	3,370
Other noncurrent assets	1,655	1,574
Deferred contract costs, net	984	917
Total assets	$82,288	$83,842

LIABILITIES, REDEEMABLE NONCONTROLLING INTEREST AND EQUITY
Current liabilities:
Accounts payable, accrued and other liabilities	$2,376	$2,482
Settlement payables	4,840	4,934
Deferred revenue	923	881
Short-term borrowings	2,873	2,750
Current portion of long-term debt	482	1,314
Total current liabilities	11,494	12,361
Long-term debt, excluding current portion	16,062	15,951
Deferred income taxes	4,239	4,017
Other noncurrent liabilities	1,865	1,967
Deferred revenue	49	59
Total liabilities	33,709	34,355

Redeemable noncontrolling interest	175	174

Equity:
FIS stockholders’ equity:
Preferred stock $0.01 par value	—	—
Common stock $0.01 par value	6	6
Additional paid in capital	46,274	45,947
Retained earnings	2,921	3,440
Accumulated other comprehensive earnings (loss)	249	57
Treasury stock, at cost	(1,058)	(150)
Total FIS stockholders’ equity	48,392	49,300
Noncontrolling interest	12	13
Total equity	48,404	49,313
Total liabilities, redeemable noncontrolling interest and equity	$82,288	$83,842

FIDELITY NATIONAL INFORMATION SERVICES, INC.
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS — UNAUDITED
(In millions)

		Exhibit C

	Six months ended June 30,
	2021	2020
Cash flows from operating activities:
Net earnings (loss)	$(28)	$40
Adjustment to reconcile net earnings (loss) to net cash provided by operating activities:
Depreciation and amortization	1,924	1,830
Amortization of debt issue costs	15	16
Loss (gain) on sale of businesses, investments and other	(230)	3
Loss on extinguishment of debt	528	—
Stock-based compensation	241	125
Deferred income taxes	87	(118)
Net changes in assets and liabilities, net of effects from acquisitions and foreign currency:
Trade and other receivables	(171)	105
Settlement activity	10	172
Prepaid expenses and other assets	(308)	(181)
Deferred contract costs	(212)	(252)
Deferred revenue	35	22
Accounts payable, accrued liabilities and other liabilities	(27)	(149)
Net cash provided by operating activities	1,864	1,613

Cash flows from investing activities:
Additions to property and equipment	(143)	(110)
Additions to software	(470)	(457)
Acquisitions, net of cash acquired	—	(469)
Net proceeds from sale of businesses and investments	367	—
Other investing activities, net	(77)	90
Net cash provided by (used in) investing activities	(323)	(946)

Cash flows from financing activities:
Borrowings	26,969	27,025
Repayment of borrowings and other financing obligations	(27,696)	(27,196)
Debt issuance costs	(74)	—
Proceeds from stock issued under stock-based compensation plans	76	274
Treasury stock activity	(908)	(49)
Dividends paid	(486)	(433)
Other financing activities, net	(136)	(18)
Net cash provided by (used in) financing activities	(2,255)	(397)

Effect of foreign currency exchange rate changes on cash	(31)	(23)
Net increase (decrease) in cash and cash equivalents	(745)	247
Cash and cash equivalents, beginning of period	4,030	3,211
Cash and cash equivalents, end of period	$3,285	$3,458

FIDELITY NATIONAL INFORMATION SERVICES, INC.
SUPPLEMENTAL NON-GAAP ORGANIC REVENUE GROWTH — UNAUDITED
(In millions)

					Exhibit D

	Three months ended June 30,
	2021			2020
			Constant
			Currency		Organic
	Revenue	FX	Revenue	Revenue	Growth (1)
Merchant Solutions	$1,177	$(32)	$1,145	$812	41%
Banking Solutions	1,578	(13)	1,566	1,462	7%
Capital Market Solutions	630	(12)	618	593	4%
Corporate and Other	90	(2)	88	95
Total	$3,475	$(59)	$3,417	$2,962	16%

	Six months ended June 30,
	2021			2020
			Constant
			Currency		Organic
	Revenue	FX	Revenue	Revenue	Growth (1)
Merchant Solutions	$2,143	$(54)	$2,089	$1,747	20%
Banking Solutions	3,119	(17)	3,102	2,906	7%
Capital Market Solutions	1,255	(22)	1,233	1,190	4%
Corporate and Other	182	(2)	180	196
Total	$6,699	$(95)	$6,604	$6,039	10%

Amounts in tables may not sum or calculate due to rounding.

(1)Organic growth excludes the impact of foreign currency exchange rates in the current period, acquisition or divestiture impact from the prior period, as applicable, and Corporate and Other revenue from the current and prior periods.

FIDELITY NATIONAL INFORMATION SERVICES, INC.
SUPPLEMENTAL NON-GAAP CASH FLOW MEASURES — UNAUDITED
(In millions)

Exhibit D (continued)

	Three months ended	Six months ended
	June 30, 2021	June 30, 2021
Net cash provided by operating activities	$1,028	$1,864
Non-GAAP adjustments:
Acquisition, integration and other payments (1)	149	267
Settlement activity	112	(10)
Adjusted cash flows from operations	1,289	2,121
Capital expenditures (2)	(284)	(560)
Free cash flow	$1,005	$1,561

	Three months ended	Six months ended
	June 30, 2020	June 30, 2020
Net cash provided by operating activities	$1,231	$1,613
Non-GAAP adjustments:
Acquisition, integration and other payments (1)	208	299
Settlement activity	(541)	(172)
Adjusted cash flows from operations	898	1,740
Capital expenditures (2)	(243)	(546)
Free cash flow	$655	$1,194

Free cash flow reflects adjusted cash flows from operations less capital expenditures (additions to property and equipment and additions to software, excluding capital spend related to the construction of our new headquarters). Free cash flow does not represent our residual cash flows available for discretionary expenditures, since we have mandatory debt service requirements and other non-discretionary expenditures that are not deducted from the measure.

(1)Adjusted cash flows from operations and free cash flow for the three and six months ended June 30, 2021 and 2020 exclude cash payments for certain acquisition, integration and other costs (see Note 2 to Exhibit E), net of related tax impact. The related tax impact totaled $25 million and $32 million for the three months and $45 million and $47 million for the six months ended June 30, 2021 and 2020, respectively.

(2)Capital expenditures for free cash flow exclude capital spend related to the construction of our new headquarters totaling $30 million and $18 million for the three months and $53 million and $21 million for the six months ended June 30, 2021 and 2020, respectively.

FIDELITY NATIONAL INFORMATION SERVICES, INC.
SUPPLEMENTAL GAAP TO NON-GAAP RECONCILIATIONS — UNAUDITED
(In millions, except per share amounts)

Exhibit E

	Three months ended June 30,		Six months ended June 30,
	2021	2020	2021	2020
Net earnings (loss) attributable to FIS common stockholders	$341	$19	$(32)	$35
Provision (benefit) for income taxes	302	4	205	(27)
Interest expense, net	48	88	122	167
Other, net	(328)	(65)	168	(21)

Operating income, as reported	363	46	463	154
Depreciation and amortization, excluding purchase accounting amortization	297	237	575	468
Non-GAAP adjustments:
Purchase accounting amortization (1)	675	678	1,349	1,362
Acquisition, integration and other costs (2)	185	196	440	420
Adjusted EBITDA	$1,520	$1,157	$2,827	$2,404

See Notes to Exhibit E.

FIDELITY NATIONAL INFORMATION SERVICES, INC.
SUPPLEMENTAL GAAP TO NON-GAAP RECONCILIATIONS — UNAUDITED
(In millions, except per share amounts)

Exhibit E (continued)

	Three months ended June 30,		Six months ended June 30,
	2021	2020	2021	2020
Earnings before income taxes and equity method investment earnings (loss)	$639	$32	$171	$21
(Provision) benefit for income taxes	(302)	(4)	(205)	27
Equity method investment earnings (loss)	5	(7)	6	(8)
Net (earnings) loss attributable to noncontrolling interest	(1)	(2)	(4)	(5)
Net earnings (loss) attributable to FIS common stockholders	341	19	(32)	35
Non-GAAP adjustments:
Purchase accounting amortization (1)	675	678	1,349	1,362
Acquisition, integration and other costs (2)	185	202	440	426
Non-operating (income) expense (3)	(324)	(74)	170	(34)
Equity method investment (earnings) loss (4)	(5)	7	(6)	8
Tax rate change (5)	178	—	178	—
(Provision) benefit for income taxes on non-GAAP adjustments	(46)	(114)	(282)	(277)
Total non-GAAP adjustments	663	699	1,849	1,485
Adjusted net earnings	$1,004	$718	$1,817	$1,520

Net earnings per share-diluted attributable to FIS common stockholders	$0.55	$0.03	$(0.05)	$0.06
Non-GAAP adjustments:
Purchase accounting amortization (1)	1.08	1.08	2.16	2.18
Acquisition, integration and other costs (2)	0.30	0.32	0.70	0.68
Non-operating (income) expense (3)	(0.52)	(0.12)	0.27	(0.05)
Equity method investment (earnings) loss (4)	(0.01)	0.01	(0.01)	0.01
Tax rate change (5)	0.29	—	0.28	—
(Provision) benefit for income taxes on non-GAAP adjustments	(0.07)	(0.18)	(0.45)	(0.44)
Adjusted net earnings per share-diluted attributable to FIS common stockholders	$1.61	$1.15	$2.91	$2.43
Weighted average shares outstanding-diluted (6)	624	625	625	625

Amounts in table may not sum or calculate due to rounding.

See Notes to Exhibit E.

FIDELITY NATIONAL INFORMATION SERVICES, INC.
SUPPLEMENTAL GAAP TO NON-GAAP RECONCILIATIONS — UNAUDITED
(In millions, except per share amounts)

Exhibit E (continued)

Notes to Unaudited - Supplemental GAAP to Non-GAAP Reconciliations for the three and six months ended June 30, 2021 and 2020.

The adjustments are as follows:

(1)This item represents purchase price amortization expense on all intangible assets acquired through various Company acquisitions, including customer relationships, contract value, trademarks and tradenames, and technology assets. The Company has excluded the impact of this amortization expense as such amounts can be significantly impacted by the timing and/or size of acquisitions. Although the Company excludes these amounts from its non-GAAP expenses, the Company believes that it is important for investors to understand that such intangible assets contribute to revenue generation. Amortization of assets that relate to past acquisitions will recur in future periods until such assets have been fully amortized. Any future acquisitions may result in the amortization of additional intangible assets.

(2)This item represents acquisition and integration costs primarily related to the acquisition of Worldpay and certain other costs including those associated with data center consolidation activities of totaling $12 million and $22 million for the three months and $28 million and $40 million for the six months ended June 30, 2021 and 2020, respectively. The Company also recorded incremental charges directly related to COVID-19 of $10 million and $12 million for the three months and $19 million and $15 million for the six months ended June 30, 2021 and 2020, respectively. For the six months ended June 30, 2021, this item also includes $104 million in accelerated stock compensation expense to reflect the impact of establishing a Qualified Retirement Equity Program that modified unvested equity awards outstanding at January 1, 2021.

(3)Non-operating (income) expense primarily consists of other income and expense items outside of the Company's operating activities, including fair value adjustments on certain non-operating assets and liabilities and foreign currency transaction remeasurement gains and losses. For the three and six months ended June 30, 2021, this item also includes $225 million related to the gain on the sale of our equity ownership interest in Cardinal Holdings, LP. In addition, for the six months ended June 30, 2021, this item includes loss on extinguishment of debt of approximately $528 million relating to tender premiums, make-whole amounts, and fees; the write-off of unamortized bond discounts and debt issuance costs; and losses on related derivative instruments.

(4)This item represents our equity method investment earnings or loss and was predominantly due to our equity ownership interest in Cardinal Holdings, LP, which was sold on April 29, 2021.

(5)This item represents the one-time net remeasurement of certain deferred tax liabilities due to the increase in the U.K. corporate statutory tax rate from 19% to 25% effective April 1, 2023, enacted on June 10, 2021.

(6)For the six months ended June 30, 2021, Adjusted net earnings is a gain, while the corresponding GAAP amount for the period is a loss. As a result, in calculating Adjusted net earnings per share-diluted for this period, the weighted average shares outstanding-diluted amount of approximately 625 million shares used in the calculation includes approximately 5 million shares that in accordance with GAAP are excluded from the calculation of the GAAP Net loss per share-diluted for the period, due to their anti-dilutive impact.

FIDELITY NATIONAL INFORMATION SERVICES, INC.
SUPPLEMENTAL GAAP TO NON-GAAP RECONCILIATIONS — UNAUDITED
(In millions, except per share amounts)

Exhibit F

	Three months ended		Year ended
	September 30, 2021		December 31, 2021
	Low	High	Low	High

Net earnings per share-diluted attributable to FIS common stockholders	$0.40	$0.50	$1.20	$1.45

Estimated adjustments (1)	1.26	1.19	5.25	5.15

Adjusted net earnings per share-diluted attributable to FIS common stockholders	$1.66	$1.69	$6.45	$6.60

(1)Estimated adjustments include purchase accounting amortization, acquisition, integration and other costs, equity method investment earnings (loss) and other items, net of tax impact.